MICROTEST, INC.
                                   EXHIBIT 11
                         STATEMENT REGARDING COMPUTATION
                              OF PER SHARE EARNINGS

                           (In thousands, except per share amounts)

                                                    Three Months Ended
                                                    ------------------
                                                    March 30,   April 1,
                                                      1996       1995

Net Income                                         $   707    $ 1,876
                                                   =======    =======

Common shares outstanding at end of period           8,106      8,038

Adjustment to reflect weighted average for
   shares issued during period                          (3)       (39)

Adjustment for options and warrants calculated
 under the treasury stock method:
     Options                                            97        557
     Warrants                                           --         --
                                                   -------    -------

Common and equivalent shares outstanding             8,200      8,556
                                                   =======    =======

Net income per share                               $  0.09    $  0.22
                                                   =======    =======

                                       12